                                                                Exhibit 11.1


                         ESSEX PROPERTY TRUST, INC.

               Statement of Computation of Earnings per Share
              (in thousands except share and per share amounts)

                                                                                  Year ended December 31,        June 13, 1994 -
                                                                               -----------------------------       December 31,
                                                                                   1996             1995               1994
                                                                                   ----             ----               ----
Primary:
   Net income                                                                  $    8,881        $   10,604         $    3,266
   Less:
     Dividends on 8.75% Convertible Preferred Stock, Series 1996A                     635                 0                  0
                                                                               ----------        ----------         ----------
   Net income applicable to common stockholders                                $    8,246        $   10,604         $    3,266
                                                                               ==========        ==========         ==========
   Weighted average shares outstanding                                          7,283,124         6,275,000          6,275,000
   Weighted average shares of dilutive stock options using
     average stock price under the treasury stock method                           64,403                 0                  0
                                                                               ----------        ----------         ----------
   Weighted average shares used in net income per share
    calculation                                                                 7,347,527         6,275,000         6,275,000
   Net income per share                                                        $     1.12        $     1.69         $    0.52
                                                                               ==========        ==========         =========
Fully - diluted:
   Adjusted shares - primary, from above                                        7,347,527                 -                 -
   Weighted average shares issuable upon conversion of the
     8.75% Convertible Preferred Stock, Series 1996A                              330,741                 -                 -
   Additional weighted average shares of dilutive stock options using end of period stock price under the treasury stock
     method                                                                        28,967                 -                 -
                                                                               ----------        ----------         ----------
   Weighted average number of common shares - assuming full
     dilution                                                                   7,707,235               N/A                N/A
                                                                               ==========        ==========         ==========
   Earnings per common share - assuming full dilution                               $1.12(1)            N/A(2)             N/A(2)
                                                                              ===========        ==========         ==========

    (1) For 1996, the 8.75% Convertible Preferred Stock, Series 1996A were antidilutive and accordingly, the results of the primary earnings per share is reported for earnings per common share - assuming full dilution.

    (2) Not applicable before 1996. The 8.75% Convertible Preferred Stock, Series 1996A was issued in July, 1996.

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